                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                          ABM INDUSTRIES INCORPORATED
        ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

        ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:


     ---------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:


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   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     ---------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:


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   5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

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   2) Form, Schedule or Registration Statement No.:

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   3) Filing Party:

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   4) Date Filed:

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

                                      LOGO
                         160 Pacific Avenue, Suite 222
                        San Francisco, California 94111
                            ------------------------

             NOTICE OF THE YEAR 2000 ANNUAL MEETING OF STOCKHOLDERS

                            TUESDAY, MARCH 21, 2000
                                   10:00 A.M.
                            ------------------------

To Our Stockholders:

     The Year 2000 Annual Meeting of Stockholders of ABM Industries Incorporated will be held at The World Trade Club, 3rd Floor, Ferry Building, The Embarcadero, San Francisco, California 94111, on Tuesday, March 21, 2000 at 10:00 a.m. for the following purposes:


     (1) to elect four directors; and


     (2) to transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of the Company at the close of business on January 31, 2000 will be entitled to vote at the Annual Meeting and any adjournments thereof. A complete list of the Company's stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company's executive offices.

                                          By Order of the Board of Directors

                                          [/s/ HARRY H. KAHN, ESQ.]
                                          Harry H. Kahn, Esq.
                                          Senior Vice President, General Counsel
                                          &
                                          Corporate Secretary

San Francisco, California

February 15, 2000


             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
        PLEASE MARK YOUR VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY
                            AS PROMPTLY AS POSSIBLE.

                                      LOGO
                         160 Pacific Avenue, Suite 222
                        San Francisco, California 94111
                            ------------------------

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of ABM Industries Incorporated, a Delaware corporation (the "Company"), for use at the Year 2000 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The World Trade Club, 3rd Floor, Ferry Building, The Embarcadero, San Francisco, California 94111, at 10:00 a.m. on March 21, 2000, and at any adjournments of the Annual Meeting, for the purposes set forth in the accompanying notice.


     Only stockholders of the Company at the close of business on the record date of January 31, 2000 will be entitled to vote at the Annual Meeting. At the close of business on that date, there were outstanding 22,338,157 shares of Common Stock of the Company, and 6,400 shares of Preferred Stock of the Company. Each share of Common Stock and each share of Preferred Stock is entitled to one vote upon each of the matters to be presented at the Annual Meeting.


     A majority of the Company's outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if: (a) the stockholder is present and votes in person at the meeting or, (b) has properly submitted a proxy card. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. With regard to the election of directors, votes may be cast "For" or "Withhold Authority"; votes that are withheld will be excluded entirely from the vote and will have no effect.


     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented are to be voted, the proxy holders will vote the shares "For" the election of the nominees as director and in their discretion on other matters. Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by written request delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.


     The expense of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, electronically or personally. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock or Preferred Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such entities for their reasonable expenses.


     This Proxy Statement and the accompanying proxy were first sent to stockholders on or about February 15, 2000.


ITEM 1 -- ELECTION OF DIRECTORS


     The Company's Certificate of Incorporation divides the Board of Directors into three classes, with each class serving a three-year term. Currently, the total number of directors comprising the Board of Directors is set by the Company's Bylaws at nine. Four members of the current Board of Directors have terms expiring at this Annual Meeting of Stockholders, three have terms expiring at the 2001 Annual Meeting, and two have terms expiring at the 2002 Annual Meeting. Under the terms of its Certificate of Incorporation, the Company is required to adjust the classes of directors at the time of the Annual Meeting so that they are as nearly equal in number as possible. Accordingly, the Board of Directors has nominated the directors listed in the table below to serve for terms ending as shown opposite their respective names, or until their successors have been elected and qualified.



     In the absence of instructions to the contrary, shares represented by the accompanying proxy will be voted "For" the election of the nominees recommended by the Board of Directors, who are named in the following table. The nominees receiving the highest number of votes in each class will be elected. If a stockholder withholds authority to vote for one or more of the nominees, such stockholder's shares will be counted for purposes of determining whether a quorum is present at the Annual Meeting but will have no effect on the outcome of the election.


     The Company has no reason to believe that the nominees for election will be unable or unwilling to serve if elected as directors. However, if any such nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxy holders will vote for such substitute nominee as they shall in their discretion determine.

     The Nominating, Governance & Succession Committee will consider nominees recommended by stockholders. The Company's Bylaws provide that stockholders intending to nominate candidates for election as directors at an Annual Meeting of Stockholders must give the prescribed notice to the Secretary of the Company at least 60 days prior to the first anniversary of the mailing of the Proxy Statement in connection with the previous year's Annual Meeting. No such notice has been given with respect to this year's Annual Meeting.


     The following table contains certain information concerning the nominees and the Company's other directors which is based on data furnished by them.



                       NOMINEES FOR ELECTION AS DIRECTORS



                                                                                        TO SERVE
                                                                           SERVED AS     FOR A
                                PRINCIPAL OCCUPATIONS AND BUSINESS         DIRECTOR       TERM
        NAME          AGE        EXPERIENCE DURING PAST FIVE YEARS           SINCE       ENDING
        ----          ---       ----------------------------------         ---------    --------
Linda Chavez........  52    President of the Center for Equal                1997         2003
                            Opportunity; nationally syndicated
                            columnist and television commentator
Martinn H.            59    Chairman of the Board of the Company since       1991         2002
  Mandles...........        December 1997; Chief Administrative Officer
                            since November 1991; Executive Vice
                            President from November 1991 to December
                            1997
Theodore              91    Chairman of the Company's Executive              1962         2003
  Rosenberg.........        Committee(1)
William W. Steele...  63    President & Chief Executive Officer of the       1988         2003
                            Company since November 1994


---------------

(1) Effective as of December 31, 1989, Theodore Rosenberg retired as an officer and employee of the Company after more than fifty years of such service. Theodore Rosenberg has retained his positions as a director of the Company and as Chairman of the Executive Committee of the Company's Board of Directors. Theodore Rosenberg also serves as a consultant to the Company.

                         DIRECTORS CONTINUING IN OFFICE



                                                                                            TO SERVE
                                                                                SERVED AS    FOR A
                                        PRINCIPAL OCCUPATIONS AND BUSINESS      DIRECTOR      TERM
            NAME              AGE       EXPERIENCE DURING PAST FIVE YEARS         SINCE      ENDING
            ----              ---       ----------------------------------      ---------   --------
Maryellen B. Cattani,         56    Attorney-at-law; Executive Vice President,    1993        2002
  Esq. .....................        General Counsel & Corporate Secretary of
                                    APL Limited from 1991 to 1997(1)
Luke S. Helms...............  56    Vice Chairman of KeyBank since March of       1995        2001
                                    1998; Vice Chairman of BankAmerica
                                    Corporation and Bank of America NT&SA from
                                    May of 1993 to October of 1996
Charles T. Horngren.........  73    Edmund W. Littlefield Professor of            1973        2002
                                    Accounting, Emeritus, Stanford University
                                    Graduate School of Business, author and
                                    consultant(2)
Henry L. Kotkins, Jr. ......  51    President & Chief Executive Officer of        1995        2001
                                    Skyway Luggage Company(3)
William E. Walsh............  68    General Manager of the San Francisco 49ers    1993        2001
                                    since January of 1999; author, management
                                    consultant and NFL Hall of Fame Coach



---------------


(1) Maryellen B. Cattani is a member of the Board of Directors of Golden West Financial Corporation and World Savings & Loan Association.



(2) Charles T. Horngren is a member of the Board of Directors of Interplast, Inc.



(3) Henry L. Kotkins, Jr. is a member of the Board of Directors of Skyway Luggage Company.



             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS


COMMITTEES OF THE BOARD

     The standing committees of the Company's Board of Directors are the Audit Committee, Executive Committee, Executive Officer Compensation & Stock Option Committee, and the Nominating, Governance & Succession Committee. The members and functions of these committees are as follows:

     Audit Committee. The Audit Committee meets periodically with management and the independent public accountants for the Company to make inquiries regarding the manner in which their respective audit responsibilities are being discharged and reports thereon to the full Board of Directors. The Audit Committee also recommends the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments and related fees, the accounting principles applied by the Company in financial reporting, internal financial auditing procedures and the adequacy of internal controls. The current members of the Audit Committee are Charles T. Horngren, Chairman; Maryellen B. Cattani; and Luke S. Helms.

     Executive Committee. Except for the declaration of dividends and certain other powers which may be exercised only by the full Board of Directors under Delaware law, the Executive Committee has the authority to exercise all powers of the Board with regard to the business of the Company, subject to certain other limitations established by the Board. The current members of the Executive Committee are Theodore Rosenberg, Chairman; Martinn H. Mandles; and William W. Steele.

     Executive Officer Compensation & Stock Option Committee. The Executive Officer Compensation & Stock Option Committee reviews and recommends to the Board of Directors executive officer compensation and other terms and conditions of employment for the executive officers of the Company, administers the Company's stock option plans and authorizes grants thereunder, and administers the Company's employee stock purchase plan. The current members of the Executive Officer Compensation & Stock Option Committee are Maryellen B. Cattani, Chairman; Henry L. Kotkins, Jr.; and William E. Walsh.

     Nominating, Governance & Succession Committee. The Nominating, Governance & Succession Committee is responsible for making recommendations regarding the size of the Board of Directors, recommending criteria for selection of candidates to serve on the Board of Directors, evaluating all proposed candidates and recommending to the Board of Directors a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. The Committee is also responsible for executive officer succession and matters of corporate governance in general. The current members of the Nominating, Governance & Succession Committee are Luke Helms, Chairman; Linda Chavez; and Henry L. Kotkins, Jr.

MEETINGS AND ATTENDANCE


     During the fiscal year ended October 31, 1999, the Board of Directors met six times; the Executive Committee met 24 times; the Audit Committee met six times; the Executive Officer Compensation & Stock Option Committee met three times; and the Nominating, Governance & Succession Committee met once. During this period, the only director who attended fewer than 75% of the total number of meetings of the Board and Committees of which he or she was a member was William E. Walsh, who was present for 70% of all such meetings.


COMPENSATION OF DIRECTORS


     During the Company's fiscal year ended October 31, 1999, Directors who are not employees of the Company ("Outside Directors") were paid retainer fees of $24,000 per year and $2,000 for each Board or Committee meeting attended. Outside Directors who serve as chairpersons of the standing committees received an additional retainer fee of $2,000 per year. Pursuant to the terms of the Company's "Time-Vested" Incentive Stock Option Plan adopted in 1987, as amended, each Outside Director also receives an annual grant of stock options in the amount of 5,000 shares of Common Stock on the first day of each fiscal year. In addition, each outside director is entitled to receive $350 per hour for each hour of other services rendered to the Company. In fiscal year 1999, the aggregate amount paid to directors for additional services was $117,320. The Company also reimburses its outside directors for expenses incurred in attending Board and Committee meetings and for certain other out-of-pocket expenses.


     Since June of 1992, the Company has entered into Director Retirement Benefit Agreements with all Outside Directors. These agreements provide that, upon the retirement of such Outside Directors, the Company will pay them the monthly retainer they were receiving at the time of their retirement (subject to a 10% reduction for every year of service as an Outside Director less than ten) for a maximum period of ten years. Upon or after attaining the age of 72 years, the retired Outside Director may elect to receive such payment monthly, or in a lump sum discounted to present value at the time of such election. Outside Directors under the age of 72 years who retire with fewer than five years of service as Outside Directors, however, are not entitled to any benefits under these agreements. The Company has also entered into Director Indemnification Agreements with each of its Directors. These agreements, among other things, require the Company to indemnify its Directors against certain liabilities that may arise by reason of their status or service as directors, to the fullest extent provided by Delaware law.

     Theodore Rosenberg, a director of the Company, retired as an officer and employee of the Company in 1989. Upon his retirement as an officer and employee, the Company began and has continued making payments of $8,333.33 per month for ten years pursuant to his previous employment contract with the Company. In addition, Theodore Rosenberg provides consulting services to the Company on a month-to-month basis, for which services he received a fee of $8,333 per month. The late Sydney J. Rosenberg retired as a director, officer and employee of the Company in December of 1997. Upon his retirement, the Company began and has continued making payments of $8,333.33 per month to Sydney J. Rosenberg or his estate for a period of ten years pursuant to his previous employment contract.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for all services in all capacities rendered to the Company and its subsidiaries during the fiscal years ended October 31, 1999, 1998 and 1997 are set forth below. Columns regarding "Other Annual Compensation," "Restricted Stock Awards," "Long-Term Incentive Plan Payouts" and "All Other Compensation" are excluded because no reportable payments were made to these executive officers in or for the relevant years.


                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                             ANNUAL COMPENSATION(L)        STOCK
                                                   FISCAL    -----------------------      OPTIONS
           NAME AND PRINCIPAL POSITION              YEAR     SALARY($)     BONUS($)      GRANTED(#)
           ---------------------------             ------    ----------    ---------    ------------
William W. Steele................................   1999      $605,107     $496,466           -0-
  President & Chief Executive Officer since
  November 1994                                     1998       577,944      484,544        15,000
                                                    1997       552,000      462,598       100,000
Martinn H. Mandles...............................   1999       406,157      248,233           -0-
  Chairman of the Board since December 1997;        1998       387,925      242,272        12,500
  Chief Administrative Officer since November
  1991;                                             1997       275,000      231,299        80,000
  Executive Vice President from November 1991
  through November 1997
John F. Egan.....................................   1999       383,673      180,338           -0-
  Vice President of the Company since March 1984;   1998       366,450      165,664        12,500
  Special Assistant to the President of the
  Company                                           1997       350,000      126,537        60,000
  since November 1999; President of the
  Janitorial
  Services Division from November 1991 through
  October 1999
Henrik C. Slipsager..............................   1999       383,673      118,870           -0-
  Executive Vice President of the Company, and      1998       366,450      106,126        42,500
  President of the Janitorial Services Division,    1997       271,702      135,851        50,000
  since November 1999; Senior Vice President of
  the Company, and Executive Vice President of
  the Janitorial Services Division, from January
  1997 through October 1999
Jess E. Benton, III..............................   1999       339,445      145,291           -0-
  Executive Vice President of the Company since     1998       324,207      124,849        12,500
  November 1999; Senior Vice President of the       1997       276,627      150,477        60,000
  Company from July 1994 through October 1999


---------------
(1) Includes amounts deferred under the Company's Deferred Compensation Plan.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The Executive Officer Compensation & Stock Option Committee of the Board of Directors currently has authority to grant stock options under either the "Age-Vested" Career Stock Option Plan adopted in 1984, as amended (the "1984 Plan"), the "Time-Vested" Incentive Stock Option Plan adopted in 1987, as amended (the "1987 Plan"), or the "Price-Vested" Performance Stock Option Plan adopted in 1996 (the "1996 Plan"). During the last fiscal year, no stock options were granted to the executive officers named in the foregoing Summary Compensation Table. The following table sets forth certain information regarding options exercised and owned by such executive officers.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES


                                                                 COMMON SHARES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                             SHARES                         UNEXERCISED OPTIONS ON         IN-THE-MONEY OPTIONS
                            ACQUIRED                          OCTOBER 29, 1999(2)         ON OCTOBER 29, 1999(3)
                               ON            VALUE        ---------------------------   ---------------------------
    NAME AND POSITION      EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    -----------------      -----------   --------------   -----------   -------------   -----------   -------------
William W. Steele........    115,000       $1,895,350       112,500          77,500     $  444,375      $199,375
  President & Chief
  Executive Officer
Martinn H. Mandles.......        -0-              -0-       130,000          88,500      1,050,840       819,342
  Chairman of the Board &
  Chief Administrative
  Officer
John F. Egan.............        -0-              -0-       148,250          56,250      1,529,230       537,192
  Vice President &
  Special Assistant to
  the President
Henrik C. Slipsager......        -0-              -0-        40,000          52,500        124,500       109,250
  Executive Vice
  President of the
  Company, and President
  of the Janitorial
  Services Division
Jess E. Benton, III......        -0-              -0-       109,000          79,500        961,965       845,827
  Executive Vice
  President


---------------

(1) The value realized equals the difference between the stock option exercise price and the fair market value of the Company's Common Stock on the date of exercise, multiplied by the number of shares for which the stock option was exercised.



(2) Includes stock options granted under the 1984 Plan, 50% of which vest upon the optionee's 61st birthday and 50% of which vest upon the optionee's 64th birthday; stock options granted under the 1987 Plan, which vest at a rate of 20% per year commencing one year after the date of grant; and stock options granted under the 1996 Plan which vest according to a schedule based on the price of the Company's Common Stock.



(3) The value of unexercised in-the-money options equals the difference between the stock option exercise price and $23.875, the closing price of the Company's Common Stock on the New York Stock Exchange on October 29, 1999 (the last day of trading for fiscal year 1999), multiplied by the number of shares underlying the stock option.


SERVICE AWARD BENEFIT PLAN

     The Company's Service Award Benefit Plan became effective on November 1, 1989. This plan is an unfunded "severance pay plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. All qualified employees, as defined in said Service Award Benefit Plan, earning more than the Internal Revenue Service determination of a highly compensated individual as determined each calendar year

(currently over $80,000), are eligible for benefits under the plan. The Company has a separate 401(k) and Profit Sharing Plan (the "401(k) Plan") for all qualified employees, as defined in said 401(k) Plan, who earn less than such amount. The Service Award Benefit Plan provides that, upon termination, eligible employees will receive seven days pay for each full calendar year of employment subsequent to December 31, 1991. The Company, at its discretion, may also award additional days each year. The amount of the payment is based on the average annual compensation, up to a maximum of $175,000, received by the employee in the current calendar year and the two calendar years preceding termination. The amount of the payment under the plan, together with any other severance pay paid to the employee, cannot exceed two times the compensation received by the employee in the 12-month period preceding the termination of employment. If employment terminates before the employee has been employed for five years, except in the case of death, disability or normal retirement of the employee, or if the employee is terminated for cause (such as theft or embezzlement), such employee forfeits any benefits payable under the plan. Following termination, eligible employees will receive their payments under the plan in two equal installments. Executives, managers and salespersons of the Company will receive their first payment in the eleventh month following termination and the second payment no later than the last day of the twenty-third month following termination. Other eligible employees will receive their first payment as soon as administratively possible following termination and their second payment in the thirteenth month following termination. The payment schedule may be waived for employees who terminate employment after reaching age 62, or if termination results from death or total disability.

EMPLOYMENT AGREEMENTS


     The Company has entered into written employment agreements with all of its executive officers, including the five executive officers named in the Summary Compensation Table. These employment agreements provide for annual salaries (in the following amounts for fiscal 2000: $632,942 for William W. Steele; $424,840 for Martinn H. Mandles; $401,322 each for John F. Egan and Henrik C. Slipsager, and $355,059 for Jess E. Benton), annual bonuses based on pretax profits, plus other customary benefits including, but not limited to, participation in the Company's group health, disability and life insurance programs. The Company also provides all of its executive officers with certain other perquisites, such as Company-provided automobiles or car allowances, an executive group health plan, club memberships and dues, and incidental personal benefits.


     The written employment agreements include several significant restrictions on increases in annual salary and on payment of annual bonuses that are set forth in the Executive Officer Compensation & Stock Option Committee Report on Executive Officer Compensation that follows.


     These written employment agreements also provide that upon an executive officer's retirement from full time employment with the Company at or after reaching age 65 or in certain other specified events, the Company will pay them or their respective estates consulting fees in the amounts of, (i) for William
W. Steele, $693,333, plus $76,666 times the number of years of Mr. Steele's employment with the Company after November 1, 1996; (ii) for Martinn H. Mandles, $500,000; (iii) for John F. Egan, $471,428, plus $42,857 times the number of years of Mr. Egan's employment with the Company after November 1, 1994; and $250,000 each for Henrik C. Slipsager and Jess E. Benton, III. Unless earlier terminated, or later extended pursuant to their term, these employment agreements continue until October 31, 2000 for each of the above-named executive officers.


MANAGEMENT INDEBTEDNESS


     During fiscal 1984, John F. Egan relocated his personal residence from Illinois to California in connection with his employment by the Company. As a condition of his relocation, the Company loaned Mr. Egan $575,000 for the purchase of a personal residence in California. This loan is secured by a deed of trust on the residence. The loan, which initially contained a shared appreciation provision, accrued interest at the rate of 3% per annum from August of 1987 until July of 1989, and 4% per annum from August of 1989 to December 31, 1991. Effective January 1, 1992, the loan was amended to terminate the shared appreciation provisions and to provide an interest rate of 6% per annum. Effective September 1, 1999, the interest rate was increased to 8% per annum. On September 22, 1999, the maturity date of the loan was extended to October 31, 2000. However, on January 21, 2000 Mr. Egan paid off the outstanding balance of $489,887.


EXECUTIVE OFFICER COMPENSATION & STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Maryellen B. Cattani, Henry L. Kotkins, Jr. and William E. Walsh currently serve as members of the Executive Officer Compensation & Stock Option Committee of the Board of Directors. They have no relationships with the Company other than as directors and stockholders. During fiscal 1999, no executive officer of the Company served as a director, or as a member of the compensation committee, of any other for-profit entity other than subsidiaries of the Company.

EXECUTIVE OFFICER COMPENSATION & STOCK OPTION COMMITTEE REPORT ON COMPENSATION

February 1, 2000

To the Board of Directors:


     Introduction. Based upon its evaluation of the performance of both the Company and its executive officers, and subject to existing employment contracts, the Executive Officer Compensation & Stock Option Committee reviews and recommends to the Board of Directors the compensation and other terms and conditions of employment for all fourteen executive officers of the Company, who are: the President & Chief Executive Officer, the Chairman of the Board & Chief Administrative Officer, two Executive Vice Presidents, four Senior Vice Presidents (including the Chief Financial Officer), and six Vice Presidents (including the Controller & Chief Accounting Officer, and the Treasurer).


     Compensation Program. Because the Company is primarily a service business, the leadership of its executive officers is crucial to the Company's growth and prosperity. It is the Committee's goal that the policies underlying the Company's executive compensation programs support the Company's ultimate goal of enhancing stockholder value by providing services to customers at a profit to the Company. Each executive officer is compensated through a combination of annual salary and bonus, plus stock option grants from time-to-time. Subject to the terms and conditions of the written employment contracts described below, the Committee reviews the overall compensation of the executive officers primarily by evaluating their past performance, expectations as to their future performance, the Company's profitability and other factors such as length of service to the Company.

     To assist in its review, the Committee retains, from time-to-time, the services of an independent executive compensation consulting firm to evaluate the Company's cash compensation of its executive officers. The consultant helped to design the current compensation program and confirmed that this program was competitive with companies of similar size and performance. Based upon the results of the evaluation undertaken by its consulting firm, the Committee believes that the Company's cash compensation program for its executive officers in general, and the individual cash compensation of the Company's executive officers in particular, are fair and reasonable. Through the consistent and fair application of its executive compensation program, the Company believes it will be able to recruit, incentivize and retain executives who are best able to contribute to the overall success of the Company, including the Company's ultimate goal of enhancing stockholder value.

     Annual Salaries and Bonuses. The Company has entered into written employment agreements with all fourteen of its executive officers which set forth the compensation and other terms and conditions of their employment with the Company. Under these written employment agreements, each executive officer receives cash compensation in the form of an annual salary, plus an annual bonus that is related directly to the profit before taxes of the Company on a consolidated basis or the division(s) of the Company for which that executive officer is responsible.

     For the Company's executive officers to be entitled to receive an increase in annual salary under their written employment agreements, the Company's earnings per share for each fiscal year must equal or exceed the Company's earnings per share for the previous fiscal year, in which case the annual salaries are increased by an amount equal to the percentage change in the American Compensation Association Index for the Western Region to a maximum of 6% per year.

     The annual bonus of each executive officer is either a percentage of profit for the current fiscal year, or it is a percentage of both the profit for the current fiscal year and any increase in profit over the previous fiscal year. All such bonuses are calculated and earned only after completion of the Company's annual audit. However, for any of the Company's executive officers to receive an annual bonus under the written employment agreements, the Company's annual earnings per share for any fiscal year after 1995 must exceed 80% of the Company's earnings per share for the previous fiscal year. The Committee views the annual bonus as an important part of the overall compensation of each executive officer because it provides each of them with a material stake in the financial performance of the Company and/or the division(s) of the Company for which they are responsible. The members of the Executive Officer Compensation & Stock Option Committee expect that such bonuses will represent a significant portion of an executive officer's annual salary if the Company and/or the applicable division(s) achieve their projected income, Accordingly, a portion of the compensation of each executive officer is related directly to the Company's profitability and, therefore, to the Company's ultimate goal of enhancing stockholder value.

     Prior to the expiration of a written employment agreement between the Company and an executive officer, the Committee will evaluate the compensation of that officer in accordance with the executive compensation program described above, focusing on motivating that officer to attain corporate and individual performance objectives.

     Other Compensation. The Company's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including, but not limited to, the Company's group health, disability and life insurance programs. In accordance with the terms and conditions of the written employment agreements, the Company also provides its executive officers with certain perquisites, such as Company-provided automobiles or car allowances, an executive group health plan, club memberships and dues, and incidental personal benefits.

     Basis for CEO Compensation. The Chief Executive Officer's cash compensation for fiscal 1999 was determined by such officer's employment contract. The Chief Executive Officer's compensation is evaluated in accordance with the factors and criteria used to evaluate all executive officers and is subject to the same limitations described above.

     IRS Section 162(m). The Company does not expect the deductibility limit of
Section 162(m) to have a material effect on the Company because cash compensation paid to each of the Company's executive officers currently is less than $1,000,000 per year, except with respect to William W. Steele, the Company's President & Chief Executive Officer, whose fiscal 1999 cash compensation exceeded $1,000,000 by an amount less than Mr. Steele's contribution to the Company's Deferred Compensation Plan. Consequently, the Company did not lose any part of its federal income tax deduction for Mr. Steele's compensation. In addition, the Company believes that non-qualified stock options granted under the Company's stock option plans are exempt from the deductibility limitation because such options have been qualified as "performance-based" compensation under Section 162(m). Incentive stock options granted under the Company's stock option plans generally do not entitle the Company to a tax deduction without regard to Section 162(m).

                                          Executive Officer Compensation &
                                          Stock Option Committee

                                          Maryellen B. Cattani, Chairman
                                          Henry L. Kotkins, Jr., Member
                                          William E. Walsh, Member

EXECUTIVE OFFICER COMPENSATION & STOCK OPTION COMMITTEE REPORT ON STOCK OPTIONS


February 1, 2000


To the Board of Directors:


     The Executive Officer Compensation & Stock Option Committee administers the Company's stock option plans and authorizes grants thereunder. The Company's stock option plans provide executive officers and other employees with an opportunity to purchase a proprietary interest in the Company and thus encourage them to become and remain employed by the Company. The Committee views the granting of stock options and the ownership of stock as important mechanisms for relating overall compensation of executive officers and other employees directly to the Company's ultimate goal of enhancing stockholder value. During fiscal 1999, the Committee approved stock options for 19 newly-hired or recently promoted employees to purchase a total of 75,000 shares under the "Age-Vested" Career Stock Option Plan adopted in 1984, as amended; and approved stock options for 168 newly hired or recently promoted employees to purchase a total of 90,600 shares under the "Time-Vested" Incentive Stock Option Plan adopted in 1987, as amended. During fiscal 1999, no stock option grants were approved under the "Price-Vested" Performance Stock Option Plan adopted in 1996. A similar evaluation was conducted in December 1999 for grants from all three stock option plans in fiscal 2000.



     In determining the levels of stock option grants available to employees, the Committee considers the employee's responsibility and performance, the Company's overall profitability, the aggregate number of such stock options that had been granted in recent years, and other factors such as length of service to the Company.


                                          Executive Officer Compensation & Stock
                                          Option Committee

                                          Maryellen B. Cattani, Chairman
                                          Henry L. Kotkins, Jr., Member
                                          William E. Walsh, Member

PERFORMANCE GRAPH


     Set forth below is a graph comparing the five-year cumulative total stockholder return on the Company's Common Stock with the five-year cumulative total return of (a) the Standard & Poor's 500 and (b) a peer group of all companies that, like the Company, (i) are currently listed on the New York Stock Exchange, (ii) have been publicly-traded for at least five years and (iii) have a market capitalization of $525 million to $550 million (based on the most recent publicly available number of shares outstanding on December 31, 1999 and the closing price of such shares on that date). The peer group consists of the following companies, in addition to the Company: Atwood Oceanics, Bandag, C & D Technologies, China Eastern Airlines, Crown Pacific Partners, E'Town, Energen, Hanna (MA), Hayes Lemmerz International, Home Properties New York, Indiana Energy, Industrias Bachoco, JDN Realty, Jefferies Group, Kellwood, McDermott International, Metso, MFS Charter Income Trust, Moore Corporation, Northern Border Partners, Russ Berrie, Sigcorp, Simpson Manufacturing, SL Green Realty, Standard Register, Total Renal CareHoldings, Tricom, Vina Concha y Toro, Walden Residential Properties, Walter Industries, and Washington REIT.



     The market capitalization criteria for selecting companies to be included in the peer group differs from last year's proxy statement because of the change in the market capitalization of the Company between December 31, 1998 and December 31, 1999. Last year's peer group consisted of the following companies that, like the Company, had market capitalizations of $625 to $650 million at December 31, 1998: AAR, Ackerley Group, Baker Fentress, Ballard Medical Products, CBL & Associates Properties, Credicorp, F & M National, Muniyield Fund, Newpark Resources, Omega Healthcare Investors, Overseas Shipholding Group, Pilgrims Pride, Sierra Health Services and Smucker (JM).


     The Company does not believe it can reasonably identify a peer group of companies on an industry or line-of-business basis for the purpose of developing a comparative performance index. The facility services industry is highly fragmented, primarily consisting of privately-owned businesses that provide a limited range of services on a local or regional basis. While the Company is aware that some other publicly-traded companies market services in one or more of the Company's nine lines-of-business, none of these other companies provide most or all of the services offered by the Company, and many offer other services or products as well. Moreover, some of these other companies that engage in one or more of the Company's nine lines-of-business do so through divisions or subsidiaries that are not publicly-traded and/or reported. For all of these reasons, no such comparison would, in the opinion of the Company, provide a meaningful index of comparative performance.


     The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company's Common Stock.


               FIVE-YEAR CUMULATIVE TOTAL RETURN TO STOCKHOLDERS*

  FISCAL YEARS ENDED     ABM Industries       S&P 500        Peer
     OCTOBER 31ST         Incorporated         Index         Group
1994                       100                  100           100
1995                       129                  126           103
1996                       176                   90           123
1997                       275                  207           162
1998                       289                  253           137
1999                       251                  318           118

* Assumes: (a) $100.00 invested on November 1, 1994 and (b) immediate reinvestment of all interim dividends.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as to the persons or entities known to the Company to be beneficial owners of more than 5% of the Company's Common Stock as of December 31, 1999.


                                                               NUMBER OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES       PERCENT(1)
            ------------------------------------              ------------    ----------
The Theodore Rosenberg Trust(2).............................   2,416,770(3)      10.9%
  295-89th Street, Suite 200
  Daly City, California 94015
The Sydney J. Rosenberg Trust(2)............................   2,256,384(4)      10.1%
  c/o Bank of America NT&SA
  2049 Century Park East, Suite 200
  Los Angeles, California 90067
GeoCapital, LLC.............................................   1,772,578(5)       7.8%
  767 Fifth Avenue, 45th Floor
  New York, New York 10153-4590


---------------
(1) Based on a total of 22,148,348 shares of Common Stock outstanding as of December 31, 1999.

(2) The Theodore Rosenberg Trust and The Sydney J. Rosenberg Trust constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because under certain circumstances they may act in concert with respect to the shares of Common Stock held by each. Accordingly, each trust may be deemed to own an aggregate of 4,673,154 shares of Common Stock or approximately 21% of the outstanding Common Stock. Subject to the foregoing, The Theodore Rosenberg Trust and The Sydney J. Rosenberg Trust disclaim beneficial ownership of shares held by the other. The Theodore Rosenberg Trust and The Sydney J. Rosenberg Trust may each be deemed to be a "control person" of the Company within the meaning of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act.

(3) Includes 2,369,778 shares of Common Stock held by The Theodore Rosenberg Trust, a revocable trust of which Theodore Rosenberg is the only Trustee and sole beneficiary. Also includes 30,792 shares of Common Stock held by a family charitable foundation, of which Theodore Rosenberg is a director. The Theodore Rosenberg Trust disclaims beneficial ownership of the shares held by the family charitable foundation. Also includes 16,200 shares subject to outstanding stock options held by Theodore Rosenberg that were exercisable on or within 60 days after December 31, 1999.


(4) The Sydney J. Rosenberg Trust is an irrevocable trust of which S. Brad Rosenberg, Martinn H. Mandles and Bank of America NT&SA are the only Co-Trustees, and of which there are several beneficiaries (including S. Brad Rosenberg, but not Mr. Mandles). Except to the extent of their shared voting and investment power, S. Brad Rosenberg, Martinn H. Mandles and Bank of America NT&SA, as Co-Trustees, disclaim beneficial ownership of the shares of Common Stock held in the name of The Sydney J. Rosenberg Trust.



(5) Based on a Schedule 13GA filed on January 27, 2000 by GeoCapital, LLC reflecting beneficial ownership as of December 31, 1999. GeoCapital, LLC, in its capacity as investment advisor, has sole dispositive power, but no voting power for all such shares. Does not include 10,000 shares held by its President, as reported to the Company by GeoCapital, LLC.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates, as to each named executive officer, director and nominee, and as to all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of December 31, 1999. Except as noted, each person has sole voting and investment power over the shares shown in the table.


                                                                  NUMBER OF SHARES
                                                              BENEFICIALLY OWNED AS OF
                                                                  DECEMBER 31, 1999
                                                              -------------------------
                                                              NUMBER OF
             EXECUTIVE OFFICER AND/OR DIRECTOR                  SHARES      PERCENT(1)
             ---------------------------------                ----------    -----------
Jess E. Benton, III.........................................    155,536(2)        *
Maryellen B. Cattani........................................     22,200(3)        *
Linda Chavez................................................      4,600(4)        *
John F. Egan................................................    347,770(5)      1.6%
Luke S. Helms...............................................     13,400(6)        *
Charles T. Horngren.........................................     30,000(7)        *
Henry L. Kotkins, Jr. ......................................     14,400(8)        *
Martinn H. Mandles..........................................  2,489,315(9)     11.2%
Theodore Rosenberg..........................................  2,431,570(10)    11.0%
Henrik C. Slipsager.........................................     40,799(11)       *
William W. Steele...........................................    313,351(12)     1.4%
William E. Walsh............................................     13,600(13)       *
Executive officers and directors as a group (21 persons)....  6,382,857(14)    28.9%


---------------
  *  Less than 1.00%

 (1) Based on a total of 22,148,348 shares of Common Stock outstanding as of December 31, 1999.

 (2) Includes 109,000 shares subject to outstanding stock options held by Jess
     E. Benton, III that were exercisable on or within 60 days after December 31, 1999.

 (3) Includes 17,200 shares subject to outstanding stock options held by Maryellen B. Cattani that were exercisable on or within 60 days after December 31, 1999.

 (4) Includes 4,600 shares subject to outstanding options held by Linda Chavez that were exercisable on or within 60 days after December 31, 1999.

 (5) Includes 177,500 shares subject to outstanding stock options held by John
     F. Egan that were exercisable on or within 60 days after December 31, 1999.

 (6) Includes 12,400 shares subject to outstanding stock options held by Luke S. Helms that were exercisable on or within 60 days after December 31, 1999.

 (7) Includes 23,200 shares subject to outstanding stock options held by Charles
     T. Horngren that were exercisable on or within 60 days after December 31, 1999.

 (8) Includes 14,400 shares subject to outstanding stock options held by Henry
     L. Kotkins, Jr. that were exercisable on or within 60 days after December 31, 1999.


 (9) Includes 2,243,824 shares of Common Stock held by The Sydney J. Rosenberg Trust, an irrevocable trust, of which S. Brad Rosenberg, Martinn H. Mandles and Bank of America NT&SA are the only Co-Trustees, and of which there are several beneficiaries (including S. Brad Rosenberg, but not Mr. Mandles). Except to the extent of his shared voting and investment power, Mr. Mandles disclaims beneficial ownership of all such shares. Also includes 38,136 shares of Common Stock held by The Leo L. Schaumer Trust, an irrevocable trust of which Mr. Mandles is Co-Trustee with Bank of America NT&SA. Except to the extent of his shared voting and investment power, Mr. Mandles disclaims beneficial ownership of all such shares. Also includes 130,000 shares subject to outstanding stock options held by Martinn H. Mandles that were exercisable on or within 60 days after December 31, 1999. See also footnotes (2) and (4) of "Security Ownership of Certain Beneficial Owners".

(10) Includes 2,369,778 shares of Common Stock held by The Theodore Rosenberg Trust, an inter-vivos trust of which Theodore Rosenberg is the only Trustee and sole beneficiary. Also includes 30,792 shares of Common Stock held by a family charitable foundation, of which Theodore Rosenberg is a director. The Theodore Rosenberg Trust disclaims beneficial ownership of the shares held by the family charitable foundation. Also includes 31,000 shares subject to outstanding stock options held by Theodore Rosenberg that were exercisable on or within 60 days after December 31, 1999. See also footnotes (2) and (3) of "Security Ownership of Certain Beneficial Owners".


(11) Includes 40,000 shares subject to outstanding options held by Henrik C. Slipsager that were exercisable on or within 60 days after December 31, 1999.

(12) Includes 112,500 shares subject to outstanding stock options held by William W. Steele that were exercisable on or within 60 days after December 31, 1999.

(13) Includes 13,600 shares subject to outstanding stock options held by William
     E. Walsh that were exercisable on or within 60 days after December 31, 1999.

(14) Includes 1,062,615 shares subject to outstanding stock options held by the Company's executive officers and directors that were exercisable on or within 60 days after December 31, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's registered securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the reporting forms and representations of its directors, officers and 10% stockholders, the Company believes that during fiscal 1999 all such persons were in compliance with the reporting requirements.

                            APPOINTMENT OF AUDITORS

     KPMG LLP, independent certified public accountants, have been selected as the Company's principal accountants for the current year. Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS


     As of the date of this proxy statement, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Annual Meeting of Stockholders. If other matters properly come before the Annual Meeting, the accompanying proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting, except to the extent such discretion may be limited under Rule 14a-4(c) under the Securities Exchange Act of 1934.


                      2001 ANNUAL MEETING OF STOCKHOLDERS


     In connection with this year's Annual Meeting, no stockholder proposals were presented. Any proposals intended to be presented at the 2001 Annual Meeting of stockholders must be received at the Company's offices on or before October 18, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

     If a stockholder intends to submit a proposal at the 2001 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting, the stockholder must give proper notice no later than December 16, 2000. If a stockholder fails to submit the proposal by such date, the proposal will not be considered at the 2001 Annual Meeting of Stockholders as it will not have been properly brought before the Annual Meeting as set forth in the Company's Bylaws.


                                          By Order of the Board of Directors

                                          [/s/ HARRY H. KAHN, ESQ.]
                                          Harry H. Kahn, Esq.
                                          Senior Vice President, General
                                          Counsel & Corporate Secretary


February 15, 2000

PROXY


                           ABM INDUSTRIES INCORPORATED

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 21, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           ABM INDUSTRIES INCORPORATED

        The undersigned hereby appoints William W. Steele, Martinn H. Mandles and Harry H. Kahn, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of ABM Industries Incorporated capital stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of ABM Industries Incorporated to the held at The World Trade Club, Ferry Building, The Embarcadero, San Francisco, California, on Tuesday, March 21, 2000 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

        Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors recommendations, please sign the reverse side; no boxes need be checked.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                      (CONTINUED ON OTHER SIDE.)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                                                               Please mark   [X]
                                                                your votes
                                                                   as this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

Item 1. ELECTION OF DIRECTORS

        Nominees: Linda Chavez
                  Martinn H. Mandles
                  Theodore Rosenberg
                  William W. Steele

                              WITHHOLD
   FOR                        AUTHORITY
   [ ]                           [ ]


WITHHELD FOR: (Write Nominee's name in the space provided below).

______________________________________________

______________________________________________


Signature(s) __________________________________ Date __________________________

-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*